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NEWS RELEASE                                                          EXHIBIT 99

CONTACT:          JAMES M. GRIFFITH
                  SENIOR VICE PRESIDENT
                  INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS
                  (501) 201-5514


           BEVERLY PREVIEWS ON-TARGET FIRST QUARTER OPERATING EARNINGS

(FORT SMITH, ARKANSAS, March 30, 2001) - Beverly Enterprises, Inc. (NYSE:BEV) today announced that preliminary operating results for the 2001 first quarter are on-target, and that - as planned - they should equal or slightly exceed the six cents per share earned during the first quarter of 2000. Increased rates for Medicare become effective April 1, 2001, which are expected to enable Beverly to achieve operating earnings for the remaining three quarters of 2001 that slightly exceed year-earlier levels. These targets do not reflect previously announced charges for reorganization expenses which will be accounted for in the first quarter or the planned sale of Beverly's Florida operations. Beverly also reiterated its 2001 annual operating earnings expectation of 40 cents per share before special items.

Beverly made these statements about 2001 earnings objectives to be consistent with the Securities and Exchange Commission's "fair disclosure" guidelines and in advance of presentations to investors. These presentations primarily are related to new credit facilities that are expected to be finalized during the second quarter of 2001. As previously disclosed, these new credit facilities replace credit arrangements that are scheduled to mature at the end of 2001.

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. It may contain forward-looking statements, including statements related to expected 2001 performance, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the Company's compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; liabilities and other claims asserted against the Company, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement of the federal government investigations or the settlements of such investigations; the ability to predict future

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reserves related to patient care liabilities; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which the Company operates; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in the Company's filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.

Beverly Enterprises and its operating subsidiaries comprise a leading provider of post-acute healthcare in the United States. They operate 531 skilled nursing facilities, as well as 34 assisted living centers, 165 outpatient therapy clinics, and 58 home care and hospice agencies.

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